Exhibit 10.1

FIRST AMENDMENT

TO

INVESTMENT AGREEMENT

THIS FIRST AMENDMENT (this “First Amendment”) to that certain Investment Agreement (the “Agreement”), dated as of December 28, 2013, by and between Crocs, Inc., a Delaware corporation, and Blackstone Capital Partners VI L.P., a Delaware limited partnership, is entered into and effective as of January 27, 2014. Capitalized terms used but not defined herein shall have their respective meanings set forth in the Agreement.

WHEREAS, pursuant to Section 6.2 of the Agreement, an amendment to the Agreement will be effective with respect to any party if made in writing and signed by an officer or a duly authorized representative of such party; and

WHEREAS, the parties desire to amend the Agreement in accordance with Section 6.2 thereof as set forth herein.

NOW THEREFORE, in consideration of the premises of this First Amendment and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Amendment of Section 4.5. Section 4.5(b) and Section 4.5(c) of the Agreement are hereby amended and restated in their entirety as follows:

“(b) For so long as the Blackstone Parties Beneficially Own shares of Series A Preferred Stock and/or shares of Common Stock that were converted from shares of Series A Preferred Stock that represent either (i) at least 95% of the number of shares of Common Stock Beneficially Owned by the Blackstone Parties on an “as converted basis” as of the Closing or (ii) at least 12.5% of the total outstanding shares of Common Stock (as applicable, the “Two-Director Threshold”), the Blackstone Parties shall have the right to designate for nomination two (2) members of the Board of Directors. The Board of Directors shall recommend that such designees be included in the slate of nominees in the class to be elected or appointed to the Board of Directors at the next (and each applicable subsequent) annual or special meeting of stockholders, subject to such designees’ satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect on the date hereof; provided, however, that in no event shall any such designee’s relationship with the Blackstone Parties or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board of Directors pursuant to this Section 4.5(b). So long as such designees are elected to the Board of Directors by the Company’s stockholders, the directors designated for nomination by the Blackstone Parties under this Section 4.5(b) shall serve the term associated with the class of directors to which such director belongs in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, at such time as the Two-Director Threshold is no longer satisfied, the right of the

Blackstone Parties to designate for nomination directors under this Section 4.5(b) shall terminate and such directors shall promptly resign (subject to the Blackstone Parties’ ability to designate for nomination a director pursuant to Section 4.5(c)).

(c) For so long as the Blackstone Parties Beneficially Own shares of Series A Preferred Stock and/or shares of Common Stock that were converted from shares of Series A Preferred Stock that represent less than the Two-Director Threshold but more than 25% of the number of shares of Common Stock Beneficially Owned by the Blackstone Parties on an “as converted basis” as of the Closing, the Blackstone Parties shall have the right to designate for nomination one (1) member of the Board of Directors. The Board of Directors shall recommend that such designee be included in the slate of nominees in the class to be elected or appointed to the Board of Directors at the next (and each applicable subsequent) annual or special meeting of stockholders, subject to such designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect on the date hereof; provided, however, that in no event shall such designee’s relationship with the Blackstone Parties of their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board of Directors pursuant to this Section 4.5(c). So long as such designee is elected to the Board of Directors by the Company’s stockholders, the director designated for nomination by the Blackstone Parties under this Section 4.5(c) shall serve the term associated with the class of directors to which such director belongs in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, at such time as the threshold set forth in this Section 4.5(c) is no longer satisfied, the right of the Blackstone Parties to designate for nomination a director under this Section 4.5(c) shall terminate and such director shall promptly resign.

2. Amendment of Schedule A. Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on Schedule A to this First Amendment. Each reference in the Agreement to the Series A Certificate shall be to the Series A Certificate in the form attached as Schedule A to this First Amendment.

3. Certain Definitions. Section 6.9 of the Agreement is hereby modified to amend and restate, in the appropriate alphabetical order, the following definition:

“(x) “Permitted Transferee” means, with respect to any person, (i) any Affiliate of such person, (ii) any successor entity of such person, (iii) with respect to any person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor and (iv) any other person to whom a Transfer by the Blackstone Parties has been approved in writing by the Board of Directors pursuant to Section 4.2(b)(3).”

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4. Index of Defined Terms. The Index of Defined Terms in the Agreement is hereby amended by adding, in the appropriate alphabetical order, the following definition:

Term	Location of Definition
Two-Director Threshold	4.5(b)

5. No Other Changes; Interpretation. Except as expressly provided herein, the Agreement is not amended, supplemented, modified, revised or otherwise affected by this First Amendment. All references in the Agreement to “this Agreement”, “the Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to or in connection with the Agreement shall be deemed to mean and be a reference to the Agreement as amended by this First Amendment.

6. Governing Law. This First Amendment is governed by and will be construed in accordance with the laws of the State of New York.

7. Headings. The headings of the sections contained in this First Amendment are solely for the purpose of reference and will not affect the meaning or interpretation of this First Amendment.

8. Counterparts. This First Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this First Amendment may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this First Amendment to be executed as of the date first written above.

CROCS, INC.

By:	/s/ Jeffrey Lasher
Name:	Jeffrey Lasher
Title:	Chief Financial Officer

BLACKSTONE CAPITAL PARTNERS VI L.P.
By: Blackstone Management Associates VI L.L.C., its general partner
By: BMA VI L.L.C., its sole member

By:	/s/ Prakash Melwani
Name:	Prakash Melwani
Title:	Sr Managing Director

SCHEDULE A

See attached.

CERTIFICATE OF DESIGNATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.001 PER SHARE,

OF

CROCS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of Crocs, Inc., a Delaware corporation (hereinafter called the “Corporation”), with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article IV of the Corporation’s Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board by the Restated Certificate of Incorporation of the Corporation, the Board hereby authorizes 1,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, as follows:

Section 1. Designation. The shares of such series shall be designated “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be 1,000,000 (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board and the approval by the holders of a majority of the shares of the outstanding Series A Preferred Stock, voting as a separate class; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then outstanding.

Section 2. Currency. All Series A Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

Section 3. Ranking. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution, including, without limitation, the common stock of the Corporation, par value $0.001 per share (the “Common Stock”) (such junior stock being referred to hereinafter collectively as “Junior Stock”).

The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Parity Stock”).

The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Senior Stock”). The Series A Preferred Stock shall also rank junior to the Corporation’s existing and future indebtedness.

Section 4. Dividends.

(a) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds legally available therefor, dividends per share of Series A Preferred Stock of an amount equal to (i) 6.0% per annum of the Stated Value (as herein defined) of each share of such Series A Preferred Stock then in effect, before any dividends shall be declared, set apart for or paid upon the Junior Stock (the “Regular Dividends”), except as described in Section 4(i) and (ii) the aggregate amount of any dividends or other distributions, whether cash, in kind or other property, paid on outstanding shares of Common Stock on a per share basis based on the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted on the applicable record date for such dividends or other distributions, assuming such shares of Common Stock were outstanding on the applicable record date for such dividend or other distributions (the “Participating Dividends” and, together with the Regular Dividends, the “Dividends”). For purposes hereof, the term “Stated Value” shall mean $1,000.00 per share of Series A Preferred Stock, as adjusted as described in Section 4(c).

(b) Regular Dividends shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a Business Day, in which event such Regular Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on April 1, 2014 (each such payment date being a “Regular Dividend Payment Date,” and the period from the date of issuance of the Series A Preferred Stock to the first Regular Dividend Payment Date and each such quarterly period thereafter being a “Regular Dividend Period”). The amount of Regular Dividends payable on the Series A Preferred Stock for any period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Participating Dividends shall be payable as and when paid to the holders of shares of Common Stock (each such date being a “Participating Dividend Payment Date,” and, together with each Regular Dividend Payment Date, a “Dividend Payment Date”).

(c) Regular Dividends, whether or not declared, shall begin to accrue and be cumulative from the Issue Date and shall compound at the relevant rate on each subsequent Regular Dividend Payment Date (i.e., no Regular Dividends shall accrue on another Regular Dividend unless and until any Regular Dividend Payment Date for such other Regular Dividends has passed without such other Regular Dividends having been paid on such date, in which case

Regular Dividends will accrue on such unpaid Regular Dividends). Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon. If the Corporation does not pay any Regular Dividend in full on any scheduled Regular Dividend Payment Date, such Regular Dividends will accrue at an annual rate of 8.0% of the Stated Value from such scheduled Regular Dividend Payment Date to the date that all accumulated Regular Dividends on the Series A Preferred have been paid in cash in full. Any Regular Dividends accrued pursuant to this Section 4(c) on each Regular Dividend Payment Date shall be added to the Stated Value until such Regular Dividends are paid in cash in full. For the avoidance of doubt, dividends shall accumulate whether or not in any Regular Dividend Period there have been funds of the Corporation legally available for the payment of such dividends.

(d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Dividends then accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the Stated Value on all shares of Series A Preferred Stock held by each such holder. When Dividends are not paid in full upon the shares of Series A Preferred Stock, all Dividends declared on Series A Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of Dividends so declared on the shares of Series A Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated Dividends (for the full amount of dividends that would be payable for the most recently payable dividend period if dividends were declared in full on non-cumulative Parity Stock) on the shares of Series A Preferred Stock and such other class or series of Parity Stock bear to each other.

(e) When and if declared, the Regular Dividends shall be paid in cash.

(f) The Corporation shall not declare or pay any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive Participating Dividends on a pro rata basis as if the shares of Series A Preferred Stock had been converted into shares of Common Stock pursuant to Section 7 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(g) Each Dividend shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the Close of Business on such record dates (each, a “Dividend Payment Record Date”), which (i) with respect to Regular Dividends, shall be not more than 30 days nor less than 10 days preceding the applicable Regular Dividend Payment Date, and (ii) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends or distributions to the holders of shares of Common Stock.

(h) From and after the time, if any, that the Corporation shall have failed to pay all accumulated and unpaid Regular Dividends for all prior Regular Dividend Periods and/or declared and unpaid Participating Dividends in accordance with this Section 4, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock) by the Corporation, directly or indirectly until all such Regular Dividends and/or Participating Dividends have been paid in full without the consent of a majority of the holders of the Series A Preferred Stock; provided, however, that the foregoing limitation shall not apply to:

(1) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries;

(2) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock for any class or series of Junior Stock; or

(3) any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

(i) If, at any time after the third anniversary of Issue Date, the Closing Price of the Common Stock equals or exceeds $29.00 (adjusted as set forth in Section 9) for 20 consecutive Trading Days, Regular Dividends shall cease to accrue on the Series A Preferred Stock on the day immediately following such 20th Trading Day.

Section 5. Liquidation, Dissolution or Winding Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Corporation and before any distribution or payment shall be made to holders of any Junior Stock, each holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preferred Stock equal to the greater of:

(1) the Stated Value per share, plus an amount equal to any Regular Dividends accumulated but unpaid thereon (whether or not declared) plus declared but unpaid Participating Dividends through the date of Liquidation; and

(2) the payment such holders would have received had such holders, immediately prior to such Liquidation converted their shares of Series A Preferred Stock into shares of Common Stock (at the then applicable Conversion Rate) pursuant to Section 7 immediately prior to such Liquidation plus declared but unpaid Participating Dividends through the date of Liquidation.

(the greater of (1) and (2) is referred to herein as the “Liquidation Preference”). Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Corporation’s remaining assets.

(b) If, in connection with any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series A Preferred Stock and the corresponding amounts payable on the Parity Stock, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Voting Rights.

(a) The holders of the shares of Series A Preferred Stock shall be entitled to (i) vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock, (ii) a number of votes per share of Series A Preferred Stock equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is then convertible at the time of the related record date and (iii) notice of all stockholders’ meetings (or pursuant to any action by written consent) in accordance with the Corporation’s Certificate of Incorporation and Bylaws as if the holders of Series A Preferred Stock were holders of Common Stock. Except as provided by law or by the provisions of Section 6(b), holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class; provided that no holder of Series A Preferred Stock shall be entitled to cast votes for the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock are then convertible that exceeds (subject to adjustment as described in Section 9, other than as described in Section 9(a)(6)) the quotient of (x) the aggregate purchase price paid by such holder of Series A Preferred for its Series A Preferred Shares, divided by (y) $13.33.

(b) For so long as at least 100,000 shares of Series A Preferred Stock remain outstanding, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the then outstanding shares of Series A Preferred Stock, take any of the following actions:

(1) Any change, amendment, alteration or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the Corporation’s Certificate of Incorporation or By-laws that amends, modifies or adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(2) Any issuance or reclassification of stock that would rank equal or senior to the Series A Preferred Stock with respect to the redemption, liquidation, dissolution or winding up the Corporation or with respect to dividend rights;

(3) Any voluntary initiation of any liquidation, dissolution or winding up of the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(4) Any material change to the tax or accounting policies of the Corporation, except any changes required by applicable law or pursuant to GAAP;

(5) Any increase in the authorized number of members of the Board if such increase would result in the Board having more than eight (8) members;

(6) Any declaration or payment of any dividend or distribution, in each case, of assets (including via Spin-Off Transaction or split off) to any holder of equity securities of the Corporation or its Subsidiaries other than (i) pro rata cash dividends made only to the holders of Common Stock and Series A Preferred Stock and (ii) dividends and distributions of assets paid or otherwise made to the Corporation or one or more of its wholly-owned Subsidiaries; or

(7) Any incurrence or refinancing of any Indebtedness of the Corporation or any of its Subsidiaries to the extent that, immediately after giving effect to such incurrence or refinancing, the ratio of the consolidated Indebtedness of the Corporation and its Subsidiaries to the LTM EBITDA of the Corporation and its Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or refinanced would not be less than a ratio of 1.5-to-1 on a pro forma basis after giving effect to such incurrence or refinancing and the use of the proceeds therefrom.

Section 7. Conversion.

(a) Mandatory Conversion by the Corporation. If, at any time beginning on the third anniversary of the Issue Date, the Closing Price of the Common Stock equals or exceeds $29.00 (adjusted as described in Section 9) for a period of 20 consecutive Trading Days (the Business Day immediately following such 20th Trading Day, the “Mandatory Conversion Date”), at the Corporation’s election, the shares of Series A Preferred Stock to be converted shall be converted into a number of shares of Common Stock equal to the product of the aggregate Stated Value of the shares of Series A Preferred Stock to be converted divided by $1,000 multiplied by the Conversion Rate then in effect, plus cash in lieu of fractional shares, as set out in Section 9(i), plus an amount of cash per share of Series A Preferred Stock equal to accrued but unpaid dividends on such share from and including the immediately preceding Dividend Payment Date to but excluding the Mandatory Conversion Date, out of funds legally available therefor (the “Mandatory Conversion”).

(b) Optional Conversion. At any time, each holder of Series A Preferred Stock shall have the right, at such holder’s option, to convert any or all of such holder’s shares of

Series A Preferred Stock, and the shares of Series A Preferred Stock to be converted shall be converted into a number of shares of Common Stock equal to the product of the aggregate Stated Value of the shares of Series A Preferred Stock to be converted divided by $1,000 multiplied by the Conversion Rate then in effect, plus cash in lieu of fractional shares, as set out in Section 9(i), plus an amount in cash per share of Series A Preferred Stock equal to accrued but unpaid dividends on such share from and including the immediately preceding Dividend Payment Date to but excluding the applicable conversion date, out of funds legally available therefor.

(c) Conversion Rate. The “Conversion Rate” means 68.9655 shares, subject to adjustment in accordance with the provisions of this Certificate of Designations.

(d) Conversion Procedures. A holder must do each of the following in order to convert its shares of Series A Preferred Stock pursuant to this Section 7:

(1) complete and manually sign the conversion notice provided by the conversion Agent, and deliver such notice to the Conversion Agent;

(2) deliver to the Conversion Agent the certificate or certificates representing the shares of Series A Preferred Stock to be converted (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation);

(3) if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Corporation; and

(4) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 7(h).

The “Conversion Date” means the date on which a holder complies in all respects with the procedures set forth in this Section 7(d).

(e) Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any shares of Series A Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding.

(f) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash as of the Close of Business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable holder with the relevant conversion procedures contained in Section 7(d) (and in any event no later than three Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares). Such delivery of shares of Common Stock and, if applicable, cash shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice. If fewer than all of the shares of Series A Preferred Stock held by any holder hereto are converted pursuant to Section 7(b), then a new certificate representing the unconverted shares of Series A Preferred Stock shall be issued to such holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable shares of Common Stock. In the event that a holder shall not by written notice designate the name in which shares of Common Stock and, to the extent applicable, cash to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and, if applicable, cash should be delivered, the Corporation shall be entitled to register and deliver such shares and, if applicable, cash in the name of the holder and in the manner shown on the records of the Corporation.

(g) Status of Converted or Acquired Shares. Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise acquired by the Corporation in any manner whatsoever, shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and any filing required by the Delaware General Corporation Law become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(h) Taxes. (1) The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by law. Prior to the date of any such payment, each holder of Series A Preferred Stock shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable.

(2) Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”)), each holder of Series A Preferred Stock and the Corporation agree not to treat the Series A Preferred Stock (based on their terms as set forth in this Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(3) The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

(4) Each holder of Series A Preferred Stock and the Corporation agree to cooperate with each other in connection with any redemption of part of the shares of Series A Preferred Stock and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided that nothing in this Section 7(h) shall require the Corporation to purchase any shares of Series A Preferred Stock, and provided further that the Corporation makes no representation or warranty in this Section 7(h) regarding the tax treatment of any redemption of Series A Preferred Stock.

Section 8. Redemption and Repurchase.

(a) Optional Redemption. The Series A Preferred Stock may be redeemed, in whole or in part, at any time after January 27, 2022, at the option of the Corporation, upon giving notice of redemption pursuant to Section 8(d), at a redemption price per share equal to the sum of the Stated Value per share of the Series A Preferred Stock to be redeemed plus an amount per share equal to accrued but unpaid dividends on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.

(b) Repurchase at the Option of the Holder Upon a Change of Control. Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock shall have the right to require the Corporation to repurchase, by irrevocable, written notice to the Corporation, all or any portion of such holder’s shares of Series A Preferred Stock at a purchase price per share equal to the sum of (a) 101% multiplied by the Stated Value per share of the Series A Preferred Stock plus (b) an amount equal to accrued but unpaid dividends on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of repurchase.

Within 30 days of the occurrence of a Change of Control, the Corporation shall send notice by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation stating (1) that a Change of Control has occurred, (2) that all shares of Series A Preferred Stock tendered prior to a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed shall be accepted for repurchase and (3) the procedures that holders of the Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be repurchased, including the place or places where certificates for such shares are to be surrendered for payment of the repurchase price. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for repurchase shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.

(c) Repurchase at the Option of the Holder. At any time after January 27, 2022, such holder of shares of Series A Preferred Stock may irrevocably elect to require the Corporation to repurchase all or any portion of such holder’s shares of Series A Preferred Stock in accordance with the next succeeding sentence by giving irrevocable, written notice to the

Corporation at a repurchase price per share, payable in cash, equal to the sum of (1) the Stated Value per share of the Series A Preferred Stock plus (2) an amount per share equal to accrued but unpaid dividends from and including the immediately preceding Dividend Payment Date to but excluding the date of repurchase. Such notice shall state the number of shares of Series A Preferred Stock to be repurchased and the date of repurchase, which shall be at least six but no more than 20 Business Days following the delivery of such notice.

(d) Notice of Redemption at the Option of the Corporation. Notice of every redemption of shares of Series A Preferred Stock pursuant to Section 8(a) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 8(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(e) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding pursuant to this Section 8, the shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 9. Anti-Dilution Provisions.

(a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(1) the issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event (including, for the avoidance of doubt, a number of shares of Common Stock equal to OS0 in the event of a dividend or distribution that does not involve the surrender or exchange of shares of Common Stock).

Any adjustment made pursuant to this clause (1) shall be effective immediately prior to the Open of Business on the Trading Day immediately following the Record Date, in the case of a dividend or distribution, or the effective date in the case of a subdivision, combination or reclassification. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2) the dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than a distribution of rights issued pursuant to a stockholders rights plan, to the extent such rights are attached to shares of Common Stock (in which event the provisions of Section 9(a)(5) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring

60 days or less from the date of issuance thereof, at a price per share that is less than the Closing Price on the Trading Day immediately preceding the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend, distribution or issuance;

CR1 = the new Conversion Rate in effect immediately following the Close of Business on the Record Date for such dividend, distribution or issuance;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend, distribution or issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Closing Price on the Trading Day immediately preceding the Record Date for such dividend, distribution or issuance.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Closing Price on the Trading Day immediately preceding the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the fair market value thereof (as determined in good faith by the Board of Directors).

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to the Open of Business on the Trading Day immediately following the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(3) the Corporation or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Spin-Off Transaction subject to Section 9(a)(4)) by the Corporation or a subsidiary of the Corporation for all or any portion of the Common Stock, where the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price of the Common Stock on the Trading Day prior to the last day (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), in which event the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Expiration Date;

AC = the fair market value (as determined in good faith by the Board of Directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1 = the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), excluding any Purchased Shares;

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time, including any Purchased Shares; and

SP1 = the arithmetic average of the VWAP (as defined below) for each of the 10 consecutive full Trading Days ending on the Trading Day immediately succeeding the Expiration Date.

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to the Open of Business on the Trading Day immediately following the Expiration Date. In the event that the Corporation or any of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer or exchange offer but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(4) the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (subject to an exception for cash in lieu of fractional shares) shares of any class of Capital Stock (other than Common Stock as covered by Section 9(a)(1)), evidences of its indebtedness, assets, other property or securities or rights, options or warrants to acquire Capital Stock or other securities, but excluding (A) dividends or distributions referred to in Section 9(a)(1) hereof, (B) rights, options or warrants referred to in Section 9(a)(2) hereof or distributed in connection with a stockholder rights plan (in which event the provisions of Section 9(a)(5) to the extent applicable shall apply), (C) dividends or distributions paid exclusively in cash (which, to the extent applicable, are required to be paid to the holders of shares of Series A Preferred Stock pursuant to Section 4), and (D) Spin-Off Transactions as to which the provision set forth below in this Section 9(a)(4) shall apply (any of such shares of Capital Stock, indebtedness, assets, property or rights, options or warrants to acquire Common Stock or other securities, hereinafter in this Section 9(a)(4) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0 = the Closing Price on the Trading Day immediately preceding the Record Date for such dividend or distribution; and

C = the fair market value (as determined in good faith by the Board of Directors) of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Corporation shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date fixed for determination for shareholders entitled to receive such distribution.

With respect to an adjustment pursuant to this Section 9(a)(4) in connection with a Spin-Off Transaction, the Conversion Rate in effect immediately prior to the effective date of the Spin-Off Transaction shall be adjusted based on the following formula:

where,

CR0 = (x) the Exchange Ratio, multiplied by (y) the Conversion Rate in effect immediately prior to the Close of Business on the effective date of the Spin-Off Transaction;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the effective date of the Spin-Off Transaction;

FMV = (x) the Distribution Ratio, multiplied by (y) the arithmetic average of the volume-weighted average prices for a share of the capital stock or similar equity interest distributed to holders of Common Stock on the principal United States securities exchange on which such capital stock or equity interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or equity interest on such Trading Day determined, using a volume-weighted average method (“VWAP”), by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for such purpose by the Corporation), for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Spin-Off Transaction; and

MP0 = (x) the Exchange Ratio, multiplied by (y) the arithmetic average of the VWAP for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Spin-Off Transaction.

(5) If the Corporation has a stockholder rights plan in effect with respect to the Common Stock on the Conversion Date, upon conversion of any shares of the Series A Preferred Stock, holders of such shares will receive, in addition to the shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Stock as described in Section 9(a)(2) (without giving effect to the 60-day limit on the exercisability of rights, options and warrants ordinarily subject to such Section 9(a)(2)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued the shares of Common Stock issued upon such exchange as a dividend or distribution of shares of Common Stock subject to Section 9(a)(1). Notwithstanding the preceding provisions of this paragraph, no adjustment shall be required to be made to the Conversion Rate with respect to any holder of Series A Preferred Stock which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such holder who receives Series A Preferred Stock in such transfer after the time such holder becomes, or its affiliate or associate becomes, an “acquiring person.”

(6) If the Corporation, at any time or from time to time while any of the Series A Preferred Stock is outstanding, shall issue shares of Common Stock or any other security convertible into, exercisable or exchangeable for Common Stock (such Common Stock or other security, “Equity-Linked Securities”) (other than (i) an Excluded Issuance, (ii) Common Stock issued upon conversion of the Series A Preferred Stock and (iii) rights, options, warrants or other distributions referred to in Sections 9(a)(2) and 9(a)(4)), the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the issuance of such Equity-Linked Securities;

CR1 = the new Conversion Rate in effect immediately after the issuance of such Equity-Linked Securities;

AC = the aggregate consideration paid or payable for such Equity-Linked Securities;

OS0 = the number of shares of Common Stock outstanding immediately before the issuance of Equity-Linked Securities;

OS1 = the number of shares of Common Stock outstanding immediately after the issuance of Equity-Linked Securities and giving effect to any shares of Common Stock issuable upon conversion, exercise or exchange of such Equity-Linked Securities; and

SP = the Closing Price on the date of issuance of such Equity-Linked Securities.

The adjustment shall become effective immediately after such issuance.

Notwithstanding the foregoing, the Conversion Rate shall not be adjusted pursuant to this Section 9(a)(6) such that the Series A Preferred Stock is convertible in the aggregate into more than 19.99% of the shares of Common Stock outstanding on the Issue Date (subject to adjustment as described in Section 9, other than as described in this Section 9(a)(6)).

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c) When No Adjustment Required. (1) Except as otherwise provided in Section 9, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(2) Except as otherwise provided in this Section 9, no adjustment of the Conversion Rate shall be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(3) Notwithstanding the foregoing, no adjustment to the Conversion Rate shall be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D) for a change in the par value of the Common Stock; or

(E) for accrued and unpaid dividends on the Series A Preferred Stock.

(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 8 under more than one subsection hereof (other than where holders of Series A Preferred Stock are entitled to elect the applicable adjustment, in which case such election shall control), such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 9 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Other Adjustments. The Corporation may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 9, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(g) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 9, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section 9(f):

(1) compute the adjusted applicable Conversion Rate in accordance with this Section 9 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2) provide a written notice to the holders of the Series A Preferred Stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(h) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any holder of Series A Preferred Stock to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any officer’s certificate delivered pursuant to Section 9(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of

Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent, if other than the Corporation, shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 9.

(i) Fractional Shares. No fractional shares of Common Stock will be delivered to the holders of Series A Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, holders of Series A Preferred Stock will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a holder of Series A Preferred Stock upon the conversion of such holder’s shares of Series A Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such holder that are being converted on any single Conversion Date.

(j) Reorganization Events. In the event of:

(1) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another person;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Corporation, in each case pursuant to which the Common Stock (but not the Series A Preferred Stock) is converted into cash, securities or other property; or

(3) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into other securities,

(each of which is referred to as a “Reorganization Event”) each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders of Series A Preferred Stock (unless otherwise required by the Investment Agreement) and subject to Section 9(k), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such holder converted its share of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event, assuming that such holder is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization

Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 9(j), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(k) Exchange Property Election. In the event that the holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property that the holders of Series A Preferred Stock shall be entitled to receive shall be determined by the holders of a majority of the outstanding shares of Series A Preferred Stock on or before the earlier of (i) the deadline for elections by holders of Common Stock and (ii) two Business Days before the anticipated effective date of such Reorganization Event. The number of units of Exchange Property for each share of Series A Preferred Stock converted following the effective date of such Reorganization Event shall be determined from among the choices made available to the holders of the Common Stock and based on the per share amount as of the effective date of the Reorganization Event, determined as if the references to “share of Common Stock” in this Certificate of Designations were to “units of Exchange Property.”

(l) Successive Reorganization Events. The above provisions of Section 9(j) and Section 9(k) shall similarly apply to successive Reorganization Events and the provisions of Section 9 shall apply to any shares of Capital Stock (or capital stock of any other issuer) received by the holders of the Common Stock in any such Reorganization Event.

(m) Reorganization Event Notice. The Corporation (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 9.

(n) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 9, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, or in the case of a Reorganization Event described in Section 9(j)(2), an exchange of Series A Preferred Stock for the stock of the Person to whom the Corporation’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Certificate of Designations.

Section 10. Reservation of Shares.

The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A Preferred Stock, such number of its authorized but unissued Common Stock as will from time to time be sufficient to permit the conversion of all outstanding Series A Preferred Stock. Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable laws and regulations which require action to be taken by the Corporation.

Section 11. Notices.

Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to or at the Close of Business on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than the Close of Business on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Series A Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section 11.

Section 12. Certain Definitions.

As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, or (ii) the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Blackstone Group for purposes of this Certificate of Designations. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

“Blackstone Group” means Blackstone Capital Partners VI L.P. and any of its Affiliates, any successor entity and any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor.

“Board” shall have the meaning ascribed to it in the recitals.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Corporation.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Change of Control” shall mean the occurrence of any of the following:

(1) any Person (other than a member of the Blackstone Group) shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Corporation’s Capital Stock entitling such Person to exercise 50% or more of the total voting power of all classes of Voting Stock of the Corporation, other than an acquisition by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this clause (1), “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act);

(2) the Corporation (i) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(a) that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Common Stock; or

(b) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or

(c) where the Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(3) the Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors),

provided, that (x) a Change of Control shall not result from transfers by any holder of any shares of Series A Preferred Stock as of the Original Issue Date or any of their Affiliates to any Person and (y) notwithstanding the foregoing, a transaction or transactions will not constitute a Change of Control if at least 90% of the consideration received or to be received by holders of Common Stock (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of common stock, ordinary shares, American depositary receipts or American depositary shares and any associated rights listed and traded on the Nasdaq Global Select Market or another U.S. national securities exchange or automated inter-dealer quotation system (or which will be so listed and traded when issued or exchanged in connection with such consolidation or merger).

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Closing Price” shall means the price per share of the final trade of the Common Stock on the applicable Trading Day on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

“Common Stock” shall have the meaning ascribed to it in Section 3.

“Constituent Person” shall have the meaning ascribed to it in Section 9(j).

“Conversion Rate” shall have the meaning ascribed to it in Section 7(c).

“Corporation” shall have the meaning ascribed to it in the recitals.

“Distributed Entity” means any Subsidiary of the Corporation distributed in a Spin-Off Transaction.

“Distributed Property” shall have the meaning ascribed to it in Section 9(a)(3).

“Distribution Ratio” means the number of shares (or fraction of a share) of the Distributed Entity received in respect of or in exchange for, as applicable, a share of Common Stock in the Spin-Off Transaction.

“Dividend” shall have the meaning ascribed to it in Section 4(a).

“Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Equity-Linked Securities” shall have the meaning ascribed to it in Section 9(a)(6).

“Exchange Property” shall have the meaning ascribed to it in Section 9(j).

“Excluded Issuance” shall mean, any issuances of (1) Capital Stock or options to purchase shares of Capital Stock to employees, directors, managers, officers or consultants of or to the Corporation or any of its Subsidiaries pursuant to a stock option or incentive compensation or similar plan outstanding as of the date hereof or, subsequent to the date hereof, approved by the Board or a duly authorized committee of the Board, (2) securities pursuant to any bona fide merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Corporation, whereby the Corporation’s securities comprise, in whole or in part, the consideration paid by the Corporation in such transaction, (3) shares of Common Stock issued at a price equal to or greater than the Closing Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed, and (4) securities convertible into, exercisable or exchangeable for shares of Common Stock issued with an exercise or conversion price equal to or greater than the Closing Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed.

“Expiration Date” shall have the meaning ascribed to it in Section 9(a)(3).

“Expiration Time” shall have the meaning ascribed to it in Section 9(a)(3).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money.

“Issue Date” shall mean January 27, 2014.

“Junior Stock” shall have the meaning ascribed to it in Section 3.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“LTM EBITDA” means, with respect to any twelve-month period, the sum of (i) the net income (or loss) of the Corporation and its Subsidiaries on a consolidated basis (as calculated in accordance with GAAP) for such period, plus (ii) all net interest expense of the Corporation and its Subsidiaries on a consolidated basis (as calculated in accordance with GAAP) for such period, plus (iii) all charges against income of the Corporation and its Subsidiaries on a consolidated basis (as calculated in accordance with GAAP) for such period for taxes based on income or profits and franchise taxes, including any taxes classified as income taxes in the Corporation’s financial statements in accordance with GAAP, minus all benefits to income for such taxes, plus (iv) depreciation and amortization expenses for such period plus (v) all stock-based compensation expense of the Corporation and its Subsidiaries on a consolidated basis (as calculated in accordance with GAAP) for such period.

“Mandatory Conversion” shall have the meaning ascribed to it in Section 7(a).

“Mandatory Conversion Date” shall have the meaning ascribed to it in Section 7(a).

“Open of Business” shall mean 9:00 a.m., New York City time, on any Business Day.

“Parity Stock” shall have the meaning ascribed to it in Section 3.

“Participating Dividend” shall have the meaning ascribed to it in Section 4(a).

“Participating Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock” shall mean any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

“Purchased Shares” shall have the meaning ascribed to it in Section 9(a)(3).

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, this Certificate of Designations or otherwise).

“Regular Dividend” shall have the meaning ascribed to it in Section 4(a).

“Regular Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Regular Dividend Period” shall have the meaning ascribed to it in Section 4(b).

“Reorganization Event” shall have the meaning ascribed to it in Section 9(j).

“Senior Stock” shall have the meaning ascribed to it in Section 3.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Significant Subsidiary” means any Subsidiary of the Corporation that would be a “Significant Subsidiary” of the Corporation within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, determined as of the date of the latest audited consolidated financial statements of the Corporation and its consolidated Subsidiaries.

“Spin-Off Transaction” means any transaction by which a Subsidiary of the Corporation ceases to be a Subsidiary of the Corporation by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Stated Value” shall have the meaning ascribed to it in Section 4(a).

“Subsidiary” means any company or corporate entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

“Trigger Event” shall have the meaning ascribed to it in Section 9(a)(5).

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors of the Corporation (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” shall have the meaning ascribed to it in Section 9(a)(5).

Section 13. Headings. The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 15. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-laws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 16. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and Paying Agent for the Series A Preferred Stock shall be the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preferred Stock.

Section 18. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 19. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 20. Transfer Rights. The shares of Series A Preferred Stock may not be sold or otherwise transferred except as described in the Investment Agreement, dated December 28, 2013, between the Corporation and Blackstone Capital Partners VI L.P.

IN WITNESS WHEREOF, Crocs, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this [    ] day of January, 2014.

CROCS, INC.

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